Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 14, 2013	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FOURTH QUARTER
AND FISCAL YEAR 2012 NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended February 2, 2013 was $61.4 million, or $1.29 per share ($1.28 per share on a diluted basis).  Net income for the fiscal year February 2, 2013 was $164.3 million, or $3.47 per share ($3.44 per share on a diluted basis).

Net sales for the 14-week fiscal quarter ended February 2, 2013 increased 7.0 percent to $360.6 million from net sales of $337.1 million for the prior year 13-week fiscal quarter ended January 28, 2012. Comparable store net sales for the 14-week period ended February 2, 2013 were flat in comparison to comparable store net sales for the prior year 14-week period ended February 4, 2012.  Online sales (which are not included in comparable store sales) increased 5.4 percent to $29.1 million for the 14-week period ended February 2, 2013, compared to net sales of $27.6 million for the 13-week period ended January 28, 2012.

Net sales for the 53-week fiscal year ended February 2, 2013 increased 5.7 percent to $1.124 billion from net sales of $1.063 billion for the 52-week fiscal year ended January 28, 2012.  Comparable store net sales for the 53-week period ended February 2, 2013 increased 2.1 percent from comparable store net sales for the prior year 53-week period ended February 4, 2012.  Online sales (which are not included in comparable store sales) increased 8.4 percent to $84.5 million for the 53-week period ended February 2, 2013, compared to net sales of $78.0 million for the 52-week period ended January 28, 2012.

Net income for the fourth quarter of fiscal 2012 was $61.4 million, or $1.29 per share ($1.28 per share on a diluted basis), compared with $56.1 million, or $1.19 per share ($1.18 per share on a diluted basis) for the fourth quarter of fiscal 2011.

Net income for the fiscal year ended February 2, 2013 was $164.3 million, or $3.47 per share ($3.44 per share on a diluted basis), compared with $151.5 million, or $3.23 per share ($3.20 per share on a diluted basis) for the fiscal year ended January 28, 2012.

Management will hold a conference call at 9:30 a.m. EDT today to discuss fourth quarter results.  To participate in the call, please call (800) 288-9626 and reference the conference code 284873.  A replay of the call will be available for a two-week period beginning March 14, 2013 at 11:30 a.m. EDT by calling (800) 475-6701 and entering the conference code 284873.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women.  Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE.  Headquartered in Kearney, Nebraska, Buckle currently operates 441 retail stores in 43 states.  As of the end of the fiscal year, it operated 440 stores in 43 states compared with 431 stores in 43 states at the end of fiscal 2011.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	14-Weeks Ended	13-Weeks Ended	53-Weeks Ended	52-Weeks Ended
	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012

SALES, Net of returns and allowances	$360,615	$337,076	$1,124,007	$1,062,946

COST OF SALES (Including buying,
distribution, and occupancy costs)	187,413	177,175	624,692	594,291

Gross profit	173,202	159,901	499,315	468,655

OPERATING EXPENSES:
Selling	64,945	59,991	201,963	195,294
General and administrative	10,657	12,094	39,177	37,041
	75,602	72,085	241,140	232,335

INCOME FROM OPERATIONS	97,600	87,816	258,175	236,320

OTHER INCOME, Net	1,179	1,730	3,524	4,161

INCOME BEFORE INCOME TAXES	98,779	89,546	261,699	240,481

PROVISION FOR INCOME TAXES	37,423	33,466	97,394	89,025

NET INCOME	$61,356	$56,080	$164,305	$151,456

EARNINGS PER SHARE:
Basic	$1.29	$1.19	$3.47	$3.23

Diluted	$1.28	$1.18	$3.44	$3.20

Basic weighted average shares	47,613	47,035	47,383	46,859
Diluted weighted average shares	47,893	47,518	47,710	47,359

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	February 2,	January 28,
ASSETS	2013	2012 (1)

CURRENT ASSETS:
Cash and cash equivalents	$117,608	$166,511
Short-term investments	26,414	29,998
Receivables	3,470	4,584
Inventory	103,853	104,209
Prepaid expenses and other assets	25,528	14,825
Total current assets	276,873	320,127

PROPERTY AND EQUIPMENT:	373,286	358,866
Less accumulated depreciation and amortization	(210,183)	(189,832)
	163,103	169,034

LONG-TERM INVESTMENTS	35,735	39,985
OTHER ASSETS	2,263	2,393

	$477,974	$531,539

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$34,124	$27,416
Accrued employee compensation	42,183	42,854
Accrued store operating expenses	10,121	11,125
Gift certificates redeemable	22,221	20,286
Income taxes payable	20,307	8,150
Total current liabilities	128,956	109,831

DEFERRED COMPENSATION	10,600	8,581
DEFERRED RENT LIABILITY	36,947	36,503
OTHER LIABILITIES	11,822	13,477
Total liabilities	188,325	168,392

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
48,059,269 and 47,432,089 shares issued and outstanding
at February 2, 2013 and January 28, 2012, respectively	481	474
Additional paid-in capital	117,391	100,333
Retained earnings	172,711	263,039
Accumulated other comprehensive loss	(934)	(699)
Total stockholders’ equity	289,649	363,147

	$477,974	$531,539

(1) Derived from audited financial statements.